CLIFFS

Home | About Us | Investors | News Center | Corporate Responsibility | Careers



INVESTOR
RELATIONS
Our IR website has been redesigned

FEATURED



2014 ANNUAL GENERAL MEETING

Information available on our AGM website.



DEFINITIVE PROXY MATERIALS

Our 2014 proxy statement and 2013 10-K are available for download.

CLIFFS NEWS

- Cliffs Natural Resources Inc. Issues Open Letter to Shareholders
- Cliffs Natural Resources Inc. Files Definitive Proxy Materials in Connection with 2014 Annual Meeting of Shareholders
- Cliffs Natural Resources Inc. Issues Response to Casablanca Capital
- Cliffs Natural Resources Inc. Reduces Full-Year 2014 Capital Expenditures by an Additional $100 Million
- Cliffs Natural Resources Inc. Declares Quarterly Cash Dividend on Common and Preferred Shares

CLF

NYSE 13.99 -0.15 (-1.05%)

pricing delayed 20 min.



Operational Excellence

Commercial Excellence

Financial Discipline

Strength in People

Unknown Zone (Mixed) | Protected Mode: Off 75%


CLIFFS

2014 Annual Meeting of Shareholders

Dear Shareholder,

We are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Cliffs Natural Resources Inc. The following 2014 Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business that will be conducted at the meeting. You can find financial and other information about Cliffs in the accompanying Annual Report for the fiscal year ended December 31, 2013. These and other materials are also available on Cliffs' investor relations website.

The Board of Directors recommends the approval of the proposals being presented by the Board of Directors at the 2014 Annual Meeting of Shareholders as being in the best interest of Cliffs and its shareholders. We urge you to read the Proxy Statement and give these proposals your careful attention.

The Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders and is soliciting proxies for only the nine nominees named herein.

Annual Meeting Date

July 29, 2014

Date of Record: June 2, 2014

Details to be announced in definitive proxy statement mailed to shareholders.


Download
2014 Proxy Statement


Download

The Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders and is soliciting proxies for only the nine nominees named herein.


Download
2013 Form 10-K

You should know that Casablanca Capital LP, a Delaware limited partnership (together with its affiliates, "Casablanca"), has stated that it intends to nominate a slate of six nominees for election as directors at the 2014 Annual Meeting of Shareholders in opposition to the nine nominees recommended by the Board of Directors.

The Board of Directors does not endorse the election of any of Casablanca's nominees and strongly urges you to vote **FOR ALL** of the nine nominees recommended by the Board of Directors. You may receive solicitation materials from Casablanca or certain entities or individuals affiliated with Casablanca, including a proxy statement and a gold proxy card. We believe that Casablanca's director nominations are intended to pressure Cliffs to adopt Casablanca's previously proposed strategic plans, which the Board does not believe are in the best interests of Cliffs' shareholders.

We believe that the nine nominees proposed by the Board are better equipped to serve Cliffs and all of its shareholders than the Casablanca nominees.

Because the Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders, we expect that two nominees that were not nominated by the Board of Directors will be elected at the 2014 Annual Meeting of Shareholders. At this time, Casablanca is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting of Shareholders. Therefore, the Board of Directors expects that the remaining two board seats will be filled by two of the Casablanca nominees. Even if you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card, we expect that at least two nominees that are nominated by Casablanca and/or another shareholder will be elected as directors at the 2014 Annual Meeting of Shareholders. The Board of Directors strongly urges you to vote **FOR ALL** of the nine nominees recommended by the Board of Directors. If cumulative voting is in effect with respect to the election of directors, which we currently anticipate will be the case, the named proxies intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect as many of the nominees of the Board of Directors as possible.

Your vote is important regardless of the number of shares you own. The Board of Directors unanimously recommends that you

directors, which we currently anticipate will be the case, the named proxies intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect as many of the nominees of the Board of Directors as possible.

Your vote is important regardless of the number of shares you own. The Board of Directors unanimously recommends that you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card. I urge you to vote as soon as possible by telephone, by Internet or by signing, dating, marking and returning the enclosed **WHITE** proxy card by mail, even if you plan to attend the 2014 Annual Meeting of Shareholders.

The Board of Directors strongly urges you not to sign or return any gold proxy card sent to you by or on behalf of Casablanca. If you previously have submitted a gold proxy card sent to you by Casablanca, you can revoke that proxy by using the enclosed **WHITE** proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed **WHITE** proxy card. Only your latest-dated proxy will count.

We look forward to seeing you at the 2014 Annual Meeting of Shareholders. Thank you for being a shareholder and for the trust you have in our Company.

Sincerely,

Gary B. Halverson
President and Chief Executive Officer

200 Public Square, Suite 3300, Cleveland, OH 44114-2544 - Phone: 216-694-5700

CLIFFS


CLIFFS

Your Vote

Questions and answers on topics related to our Annual Meeting and voting process can be found in Cliffs Natural Resources Inc -- 2014 Proxy Statement. For your convenience, some information is reproduced on the pages below; click either title to be taken to that section.

Voting Process

- Proposals Presented
- Board of Directors Nominations and Recommendations
- Vote Solicitation
- "Shareholders of record" and "beneficial owners"
- Shareholder Information
- Requirements for Approvals

Meeting Information

- Voting Rights
- Voting of Proxies
- Cumulative Voting
- Counting Votes
- Proxy Solicitation
- Householding

If you have questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. by any of the methods below:

D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10038
Phone: Toll Free (800) 487-4870 Collect (212) 269-5550
Email: cliffs@dfking.com

CLIFFS

Annual Meeting | Your Vote | Shareholder Letters | Media | SEC Filings | Contacts

- Home
- Your Vote
- Voting Process
- Meeting Information
- Shareholder Letters
- Media
- SEC Filings
- Contacts


CLIFFS

Cliffs Natural Resources > Home > Annual Meeting > Your Vote > Voting Process

Voting Process

Answers to commonly-asked questions about the voting process at the upcoming Annual Meeting are listed below. This information is referenced from Cliffs Natural Resources Inc. -- 2014 Proxy Statement.

1. What proposals are to be presented at the meeting?
2. Why is the Board of Directors nominating a slate of nine directors for the available 11 seats at the 2014 Annual Meeting?
3. Who is soliciting my vote?
4. How does the Cliffs Board recommend that I vote?
5. What are the possible effects if all six of Casablanca's nominees are elected to the Cliffs Board of Directors?
6. What is the difference between a "shareholder of record" and a "beneficial owner"?
7. What information will be sent to shareholders?
8. Who is entitled to vote at the meeting?
9. How do I vote?
10. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?
11. What should I do if I receive a gold proxy card from Casablanca?
12. What can I do if I change my mind after I vote?
13. What vote is required to approve each proposal?

1. What proposals are to be presented at the meeting?

The purpose of the meeting is to: (1) elect 11 directors; (2) consider the proposal to approve the 2014 Nonemployee Directors'

Local intranet | Protected Mode: Off

The purpose of the meeting is to: (1) elect 11 directors; (2) consider the proposal to approve the 2014 Nonemployee Directors' Compensation Plan; (3) consider the proposal to approve, on an advisory basis, Cliffs' named executive officers' compensation; (4) consider the proposal to approve the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan; (5) consider the proposal to ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2014 fiscal year; and (6) conduct such other business as may properly come before the meeting.

2. Why is the Board of Directors nominating a slate of nine directors for the available 11 seats at the 2014 Annual Meeting?

The Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting and is soliciting proxies for only the nine nominees named herein. If cumulative voting rights are in effect for the election of directors, allocating 11 votes among the nine director nominees named herein will ensure that the maximum number of such nominees are elected at the 2014 Annual Meeting.

Based on its discussions with various shareholders and the practical effect of cumulative voting on the election of directors, the Board of Directors currently believes that it is in the best interest of all Cliffs shareholders for the Board of Directors to nominate a slate of nine directors. The Cliffs Board does not currently intend to nominate Susan M. Cunningham or Andrés R. Gluski for re-election as a director of Cliffs at the 2014 Annual Meeting, and does not currently intend to nominate replacement candidates. Because the Board of Directors has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting of Shareholders, we expect that two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca Capital LP, a Delaware limited partnership (together with its affiliates, "Casablanca"), is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board of Directors expects that the remaining two board seats will be filled by two of the Casablanca nominees. Please refer to the section below captioned "Election of Directors" for additional information.

3. Who is soliciting my vote?

In this proxy statement, the Board of Directors of Cliffs is soliciting your vote for matters being submitted for shareholder approval at the 2014 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the **WHITE** proxy card to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return the enclosed **WHITE** proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendation of the Cliffs Board, including in favor of Cliffs'

3. Who is soliciting my vote?

In this proxy statement, the Board of Directors of Cliffs is soliciting your vote for matters being submitted for shareholder approval at the 2014 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the **WHITE** proxy card to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return the enclosed **WHITE** proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendation of the Cliffs Board, including in favor of Cliffs' nominees for election to the Board. If any other matters are properly presented at the 2014 Annual Meeting for consideration, the persons named as proxies in the enclosed **WHITE** proxy card will vote as recommended by the Cliffs Board or, if no recommendation is given, in their own discretion.

4. How does the Cliffs Board recommend that I vote?

The Cliffs Board of Directors unanimously recommends that you vote using the **WHITE** proxy card:

- FOR ALL of the nine individuals nominated by the Cliffs Board for election as directors. The Cliffs Board unanimously recommends that you NOT vote for any members of the Casablanca slate of nominees;
- FOR the approval of the 2014 Nonemployee Directors' Compensation Plan;
- FOR the approval, on an advisory basis, of Cliffs' named executive officers' compensation;
- FOR the approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan; and
- FOR the ratification of the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2014 fiscal year.

5. What are the possible effects if all six of Casablanca's nominees are elected to the Cliffs Board of Directors?

Pursuant to the indenture governing Cliffs' outstanding senior notes, Cliffs is required to offer to repurchase its outstanding notes if it experiences a "change of control" and corresponding ratings downgrade below investment grade. Under the indenture governing Cliffs' outstanding senior notes, a "change of control" occurs on the first day on which a majority of the members of Cliffs Board of Directors are not "continuing directors." A "continuing director" is a member of Cliffs Board of Directors who (a) was a member of Cliffs Board of Directors on the date of the issuance of the notes, or (b) was nominated for election, elected or appointed to Cliffs Board of Directors with the approval of a majority of the "continuing directors" who were members of Cliffs Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director). Pursuant to the indenture governing Cliffs' outstanding senior notes,

Pursuant to the indenture governing Cliffs' outstanding senior notes, Cliffs is required to offer to repurchase its outstanding notes if it experiences a "change of control" and corresponding ratings downgrade below investment grade. Under the indenture governing Cliffs' outstanding senior notes, a "change of control" occurs on the first day on which a majority of the members of Cliffs Board of Directors are not "continuing directors." A "continuing director" is a member of Cliffs Board of Directors who (a) was a member of Cliffs Board of Directors on the date of the issuance of the notes, or (b) was nominated for election, elected or appointed to Cliffs Board of Directors with the approval of a majority of the "continuing directors" who were members of Cliffs Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director). Pursuant to the indenture governing Cliffs' outstanding senior notes, the corresponding ratings downgrade below investment grade will only occur if each rating agency making the reduction in rating publicly announces (or confirms or informs the trustee of the notes at Cliffs ' request) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the "change of control." The Cliffs Board will consider whether Casablanca's nominees should be approved for purposes of its senior notes indenture in due course should Casablanca continue to seek to nominate a majority of the directors to the Cliffs Board. The Cliffs Board's review will include, among other things, Casablanca's definitive proxy statement when it becomes available. If the Cliffs Board determines to approve Casablanca's nominees, this would have the effect of making Casablanca's nominees "continuing directors" under the senior notes indenture, which, in turn, would mean that their election to the Board would not trigger the change of control clause in the indenture.

Under the terms of the Participant Long-Term Incentive Grant Agreements entered into prior to September 2013, Cliffs ' award recipients are entitled to certain benefits upon the occurrence of a "change in control," regardless of whether the employment of the award recipient is terminated. Effective September 2013 upon a "change in control," all future equity granted to participants will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediately vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided). For this purpose, a "change in control" generally occurs if a majority of members of the Cliffs Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs Board of Directors prior to the date of the appointment or election. Please refer to the section below captioned "Potential Payments Upon Termination or Change in Control - Additional Payments Upon Change in Control (Without Termination)" for additional information regarding this impact on Cliffs' named executive officers (or NEOs).

6. What is the difference between a "shareholder of record" and a "beneficial owner"?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells

Local intranet | Protected Mode: Off

6. What is the difference between a "shareholder of record" and a "beneficial owner"?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Wells Fargo Shareowner Services, our transfer agent, you are a "shareholder of record" or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the "beneficial owner" of those shares.

7. What information will be sent to shareholders?

This proxy statement, the accompanying **WHITE** proxy card and our 2013 Annual Report will be mailed on or about June 10, 2014 to our shareholders of record as of June 2, 2014, which we refer to as the Record Date.

8. Who is entitled to vote at the meeting?

The Record Date for this meeting is June 2, 2014. On that date, we had outstanding 153,181,241 common shares, $0.125 par value, and 731,223 shares of our 7.00% Series A mandatory convertible preferred stock, Class A, no par value, which we refer to as our mandatory convertible preferred stock, which are represented by 29,248,925 depositary shares (each of which represents 1/40 th of a share of our mandatory convertible preferred stock). All common shareholders and mandatory convertible preferred stock, shareholders are entitled to vote.

Because each depositary share represents a 1/40th interest in a share of the mandatory convertible preferred stock, holders of depositary shares are entitled to the equivalent of 1/40th of a vote of a share of our mandatory convertible preferred stock per depositary share. Wells Fargo Bank, N.A. acts as the bank depositary with respect to the depositary shares. The bank depositary will provide the notice of the 2014 Annual Meeting to the record holders of the depositary shares. Each record holder of depositary shares on the Record Date may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder's depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of our mandatory convertible preferred stock represented by such depositary shares in accordance with these instructions. The bank depositary will abstain from voting shares of our mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

9. How do I vote?

You may vote using any of the following methods:

Local intranet | Protected Mode: O

9. How do I vote?

You may vote using any of the following methods:

Shareholders of Record

If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

- Over the Internet. After reading the proxy materials and with your **WHITE** proxy card in front of you, you may use a computer to access the website www.firstcoastresults.com/cliffs . You will be prompted to enter your control number from your **WHITE** proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.
- By telephone . After reading the proxy materials and with your **WHITE** proxy card in front of you, you may call (800) 223-9672 using a touch-tone telephone. You will be prompted to enter your control number from your **WHITE** proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.
- By mail . If you received a paper copy of the **WHITE** proxy card by mail, after reading the proxy materials, you may sign, date and mark your **WHITE** proxy card and return it in the prepaid and addressed envelope provided.
- The Internet and telephone voting procedures have been setup for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.

Shares Held by Bank or Broker

If your shares are held by a bank, broker, depositary, trustee, nominee or other shareholder of record, that entity will provide separate voting instructions.

If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to a proposal that is not a routine matter, the brokerage firm cannot vote the shares on that proposal. This is referred to as a " broker non - vote. " Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions only on certain "routine" matters. As a result of Casablanca's stated intention to nominate alternative director nominees, there will be no " routine " matters at the Annual Meeting for any broker accounts that are provided with proxy materials . WE STRONGLY ENCOURAGE YOU TO PROVIDE VOTING

If you have questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. by any of the methods below:

D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10038
Phone: Toll Free (800) 487-4870
Collect (212) 269-5550
Email: cliffs@dfking.com

10. Has Cliffs been notified that a shareholder intends to propose its own director nominees at the meeting in opposition to the Board of Directors' nominees?

Yes. Casablanca has notified Cliffs that it intends to nominate six nominees for election as directors at the 2014 Annual Meeting in opposition to the Cliffs Board's recommended nine nominees. The Cliffs Board unanimously recommends that you vote **FOR ALL** of the nine director nominees recommended by the Cliffs Board by using the enclosed **WHITE** proxy card accompanying these proxy materials. The Cliffs Board strongly urges you not to sign or return any proxy card sent to you by or on behalf of Casablanca.

Casablanca's nominees have not been endorsed by the Board. Cliffs is not responsible for the accuracy of any information provided by or relating to Casablanca contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Casablanca or any other statements that Casablanca may otherwise make.

11. What should I do if I receive a gold proxy card from Casablanca?

The Board urges you **NOT** to sign or return any gold proxy card sent to you by or on behalf of Casablanca. Voting against Casablanca's nominees on its proxy card is not the same as voting for the Cliffs Board's nominees, because a vote against Casablanca's nominees on its proxy card will revoke any previous proxy card submitted by you. If you have voted previously using the gold proxy card sent to you by or on behalf of Casablanca, you can change your vote by executing the **WHITE** proxy card or by voting by telephone or Internet by following the instructions shown on the **WHITE** proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please contact our proxy solicitor, D.F. King & Co. Inc., toll free at (800) 487-4870, call collect at (212) 269-5550 or email at cliffs@dfking.com.

Because the Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting, two nominees that were not nominated by Cliffs will be elected at the 2014 Annual Meeting. At this time, Casablanca is the only shareholder that has notified Cliffs of its intention to nominate directors for election at the 2014 Annual Meeting. Therefore, the Board expects that the remaining two board seats will be filled by two of the Casablanca nominees. Even if you vote **FOR ALL** of our nine Director nominees on the **WHITE** proxy card, we expect that at least two nominees that are nominated by Casablanca and/or another shareholder will be elected as directors at the 2014 Annual Meeting.

12. What can I do if I change my mind after I vote?

You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy. Only your latest dated proxy will count.

13. What vote is required to approve each proposal?

Each common share entitles its owner to one vote except with respect to the election of directors under cumulative voting. With respect to the election of directors under cumulative voting, each shareholder has the right to vote in person or by proxy the number of shares registered in his or her name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his or her shares, or to distribute the votes so cumulated among as many candidates as he or she may desire. Although the Board has nominated a slate of nine directors for the available 11 seats at the 2014 Annual Meeting, each shareholder of Cliffs common stock will still have 11 votes per share with respect to the election of directors.

With respect to **Proposal 1** , the 11 nominees receiving a plurality vote of the shares will be elected. In the event that cumulative voting is in effect, which we currently anticipate will be the case, the 11 nominees receiving the highest number of votes shall be elected. Because Casablanca has proposed six nominees for election at the 2014 Annual Meeting, the number of director nominees will exceed the number of directors to be elected, and, consequently, Cliffs' majority voting policy would not apply to this election. Otherwise , under our majority voting policy (adopted by the Cliffs Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

With respect to **Proposal 1** , the 11 nominees receiving a plurality vote of the shares will be elected. In the event that cumulative voting is in effect, which we currently anticipate will be the case, the 11 nominees receiving the highest number of votes shall be elected. Because Casablanca has proposed six nominees for election at the 2014 Annual Meeting, the number of director nominees will exceed the number of directors to be elected, and, consequently, Cliffs' majority voting policy would not apply to this election. Otherwise , under our majority voting policy (adopted by the Cliffs Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.

With respect to **Proposal 2**, the approval of the 2014 Nonemployee Directors' Compensation Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 3**, the approval, on an advisory basis, of our named executive officers' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 4**, approval of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.

With respect to **Proposal 5**, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2014 Annual Meeting and entitled to vote on the proposal.


CLIFFS

Meeting Information

Information on the meeting topics below is referenced from Cliffs Natural Resources Inc. -- 2014 Proxy Statement

- Meeting Information
- Voting Rights
- Voting of Proxies
- Cumulative Voting
- Counting Votes
- Proxy Solicitation
- Householding

Meeting Information

The accompanying proxy is solicited by the Board of Directors of Cliffs Natural Resources Inc., or Cliffs or the Company, for use at the Annual Meeting of Shareholders to be held on July 29, 2014, which we refer to as our 2014 Annual Meeting, and any adjournments or postponements thereof. This proxy statement, the accompanying **WHITE** proxy card and our 2013 Annual Report will be mailed on or about June 10, 2014 to our shareholders of record as of the Record Date.

Voting Rights

Shareholders of record on the Record Date are entitled to vote at the meeting. On the Record Date, there were outstanding 153,181,241 common shares and 731,223 shares of our mandatory convertible preferred stock, which are represented by 29,248,925 depositary shares (each of which represents 1/40 th of a share of our mandatory convertible preferred stock), entitled to vote at the meeting. The common shares and mandatory convertible preferred stock will vote together as a single class. A majority of the common shares and shares of mandatory convertible preferred stock entitled to vote must be represented at the

Shareholders of record on the Record Date are entitled to vote at the meeting. On the Record Date, there were outstanding 153,181,241 common shares and 731,223 shares of our mandatory convertible preferred stock, which are represented by 29,248,925 depositary shares (each of which represents 1/40 th of a share of our mandatory convertible preferred stock), entitled to vote at the meeting. The common shares and mandatory convertible preferred stock will vote together as a single class. A majority of the common shares and shares of mandatory convertible preferred stock entitled to vote must be represented at the 2014 Annual Meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share is entitled to one vote in connection with each item to be acted upon at the 2014 Annual Meeting. As stated on page 21 of Cliffs' 2014 proxy statement, we have received notice of a shareholder's desire to exercise cumulative voting in the election of directors. If cumulative voting is invoked and in effect with respect to the election of directors, which we currently anticipate will be the case, each shareholder will be able to allocate among the director nominees the total number of votes equal to the number of director positions to be filled multiplied by the number of common shares and/or shares of mandatory convertible preferred stock held by such shareholder (for example, because there are 11 directors to be elected at the 2014 Annual Meeting, a shareholder will be able to choose to vote each of its shares 11 times for a single director). Cumulative voting is described in more detail below under "Cumulative Voting". You may submit a proxy by telephone, by Internet or by mail, as explained on your **WHITE** proxy card.

Voting of Proxies

The common shares and shares of mandatory convertible preferred stock represented by properly authorized proxies will be voted as specified. It is intended that the shares represented by proxies on which no specification has been made will be voted: **FOR ALL** of the nine nominees for director named herein or such substitute nominees as the Board may designate (or if cumulative voting is in effect, which we currently anticipate will be the case, to elect as many of such nominees as possible); **FOR** the new Nonemployee Director Compensation Plan; **FOR** the approval, on an advisory basis, of our named executive officers' compensation; **FOR** the Cliffs Natural Resources Amended and Restated 2012 Incentive Equity Plan; **FOR** the ratification of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2014 fiscal year; and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2014 Annual Meeting.

Cumulative Voting

Under Ohio law, if a shareholder desires cumulative voting for the election of directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Cliffs at least 48 hours before the meeting. The notice must state that the shareholder desires that the voting at the election of directors be cumulative. As stated on page 21 of Cliffs' 2014 proxy statement, the Company has received such a notice from a shareholder. Other shareholders also may deliver such a notice any time at least 48 hours before the meeting.

For voting at the election of directors to be cumulative, an announcement of Cliffs' receipt of the shareholder's intent to exercise cumulative voting rights must be made when the annual meeting is convened by the Chairman of the Board, the Secretary or by or on behalf of a shareholder giving proper notice. Each shareholder that has delivered proper notice will be eligible to make the requisite announcement at the meeting and trigger cumulative voting. We cannot predict whether any eligible shareholder will make such an announcement. In some instances, an eligible shareholder will elect not to make such an announcement (even after having earlier given proper notice) for reasons of the shareholder's own choosing.

Even if no eligible shareholder elects to make an announcement and trigger cumulative voting, the chairperson or secretary of Cliffs may make such an announcement at the meeting if Cliffs chooses. Cliffs has not yet made a determination as to whether its Chairman or Secretary will do so if the circumstance arises. Cliffs' determination as to whether it will make such an announcement and trigger cumulative voting in such a circumstance will depend on which method of voting it believes will result in

Under Ohio law, if a shareholder desires cumulative voting for the election of directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Cliffs at least 48 hours before the meeting. The notice must state that the shareholder desires that the voting at the election of directors be cumulative. As stated on page 21 of Cliffs' 2014 proxy statement, the Company has received such a notice from a shareholder. Other shareholders also may deliver such a notice any time at least 48 hours before the meeting.

For voting at the election of directors to be cumulative, an announcement of Cliffs' receipt of the shareholder's intent to exercise cumulative voting rights must be made when the annual meeting is convened by the Chairman of the Board, the Secretary or by or on behalf of a shareholder giving proper notice. Each shareholder that has delivered proper notice will be eligible to make the requisite announcement at the meeting and trigger cumulative voting. We cannot predict whether any eligible shareholder will make such an announcement. In some instances, an eligible shareholder will elect not to make such an announcement (even after having earlier given proper notice) for reasons of the shareholder's own choosing.

Even if no eligible shareholder elects to make an announcement and trigger cumulative voting, the chairperson or secretary of Cliffs may make such an announcement at the meeting if Cliffs chooses. Cliffs has not yet made a determination as to whether its Chairman or Secretary will do so if the circumstance arises. Cliffs' determination as to whether it will make such an announcement and trigger cumulative voting in such a circumstance will depend on which method of voting it believes will result in the election of the greatest number of the nominees for directors named on page 21 based on the proxies it receives before the 2014 Annual Meeting.

For the reasons stated above, it is not yet certain whether cumulative voting will be in effect at the 2014 Annual Meeting, and it may not be certain until the time that the meeting is convened. If and when a proper notice is announced at the 2014 Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. Although the Board has nominated a slate of only nine directors for the available 11 seats at the 2014 Annual Meeting, each shareholder of Cliffs common stock will still have 11 votes per share. For example, if a shareholder owns 100 common shares, because there are 11 directors to be elected at the 2014 Annual Meeting, such shareholder may allocate 1,100 " FOR " votes (11 times 100) to one director nominee or distribute such votes among two or more of the director nominees to be voted on at the 2014 Annual Meeting as such shareholder chooses. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect as many of the nominees for directors named on page 21 of Cliffs' 2014 proxy statement as possible. The Board of Directors strongly urges you to vote FOR ALL of the nine nominees recommended by the Board of Directors. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions.

Counting Votes

The results of shareholder voting will be tabulated by the independent inspector of elections appointed for the 2014 Annual Meeting, IVS Associates, Inc. We intend to treat properly authorized proxies as "present" for purposes of determining whether a quorum has been achieved at the 2014 Annual Meeting.

Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions will have the effect of votes against Proposals 2, 3, 4 and 5. Broker non-votes will have no effect with respect to Proposals 2, 3 and 4

page 21 of Cliffs' 2014 proxy statement as possible. The Board of Directors strongly urges you to vote FOR ALL of the nine nominees recommended by the Board of Directors. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions.

Counting Votes

The results of shareholder voting will be tabulated by the independent inspector of elections appointed for the 2014 Annual Meeting, IVS Associates, Inc. We intend to treat properly authorized proxies as "present" for purposes of determining whether a quorum has been achieved at the 2014 Annual Meeting.

Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions will have the effect of votes against Proposals 2, 3, 4 and 5. Broker non-votes will have no effect with respect to Proposals 2, 3 and 4.

Proxy Solicitation

Cliffs will bear the cost of solicitation of proxies. In addition, employees and representatives of the Company may solicit proxies, and we will request that banks and brokers or other similar agents or fiduciaries transmit the proxy materials to beneficial owners for their voting instructions and we will reimburse them for their expenses in so doing.

We have engaged D.F. King & Co. Inc. to assist in the solicitation of proxies for fees and disbursements not expected to exceed $1.35 million in the aggregate. Our expenses related to the solicitation of shareholders and legal fees being paid to outside counsel (excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest and salaries and wages of regular employees and officers) currently are expected to be in the range of approximately $2 to 5 million depending on various outcomes, of which approximately $1.75 million has been incurred to date. This estimated range of expenses related to the solicitation and legal fees excludes costs of litigation (other than litigation incidental to the solicitation). Proxies may be solicited personally, by mail, by telephone, by email or via the Internet.

Householding

We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called "householding" and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.


CLIFFS

Shareholder Letters

Open Letter from June 16, 2014

Dear Fellow Cliffs Shareholder,

As a shareholder of Cliffs, you will face an important decision regarding the future of your investment at our 2014 Annual Meeting of Shareholders, which is scheduled to be held on July 29, 2014. As you may be aware, a hedge fund, Casablanca Capital, is seeking to elect a majority slate of six directors and to appoint a handpicked replacement CEO with virtually no relevant mining industry experience. If elected, we believe the dissident nominees will support Casablanca's potentially value-destructive proposals, which include a break-up of your Company.

Our Board and management team remain fully committed to acting in the best interests of all our shareholders and stand ready to engage with Casablanca. We have attempted to maintain an open dialogue with Casablanca, and agreed to postpone the record date for our annual meeting, at Casablanca's request, during one of our previous meetings. Rather than working collaboratively with us to further the interests of all shareholders, Casablanca remains set on a costly and disruptive proxy contest to elect a majority of the Cliffs Board and replace our CEO while only owning a 5.2% stake in the Company.

As an investor, it is up to you to decide whether to support the continuity of the Board and the steadiness of our senior management who are implementing a plan designed to enhance value at Cliffs for all shareholders over the long-term, or the potentially value-destructive short-term agenda of a single minority shareholder, which will likely create instability and uncertainty ... *(continue reading)*


CLIFFS

Media

Links to press releases and media coverage are available for reference below. Please note that Cliffs Natural Resources has not been involved in the creation or editing of any third-party content listed, and inclusion does not imply endorsement or approval. All content remains property of the specified authors and/or sources listed, and is accessed on third-party websites not associated with Cliffs.

News articles are time-sensitive, reflecting expectations believed to be reasonable at the time of issuance. Publication dates are listed with each article; Cliffs undertakes no responsibility for information in old news articles that may no longer reflect current facts or expectations.

Press Releases

Issue Date	Press Release	Download as PDF
6.16.2014	Cliffs Natural Resources Inc. Issues Open Letter to Shareholders	56 KB
6.10.2014	Cliffs Natural Resources Inc. Files Definitive Proxy Materials in Connection with 2014 Annual Meeting of Shareholders	35 KB
5.29.2014	Cliffs Natural Resources Inc. Issues Response to Casablanca Capital	156 KB
5.27.2014	Cliffs Natural Resources Inc. Reduces Full-Year 2014 Capital Expenditures by an Additional $100 Million	158 KB
5.13.2014	Cliffs Natural Resources Inc. Declares Quarterly Cash Dividend on Common and Preferred Shares	137 KB

4.25.2014	Cliffs Natural Resources Inc. Announces 2014 Annual Meeting of Shareholders	141 KB
4.24.2014	Cliffs Natural Resources Inc. Reports First-Quarter 2014 Results and Maintains Full-Year 2014 Volume and Cost Outlook	291 KB
3.07.2014	Cliffs Natural Resources Inc. Issues Statement	414 KB
3.07.2014	Cliffs Natural Resources Inc. Proposed Settlement with Casablanca Capital	51 KB
3.07.2014	Cliffs Natural Resources Inc. Confirms Receipt of Director Nominations by Casablanca Capital	52 KB
2.14.2014	Cliffs Natural Resources Inc. Issues Open Letter to Shareholders	36 KB
2.12.2014	Cliffs Natural Resources Inc. Responds to Casablanca Capital	41 KB
1.28.2014	Cliffs Natural Resources Inc. Statement on Shareholder Engagement	33 KB

National Coverage

Release Date	Source	Article
5.27.2014	Wall Street Journal	**Cliffs Natural Resources Cuts Full-Year Capital Expenditures Target by $100 Million** Online.wsj.com/article/BT-CO-20140527-711078.html
3.7.2014	Wall Street Journal	**Cliffs Natural Resources Fires Back at Casablanca Nominations** Online.wsj.com/news/articles/SB10001424052702304554004579424801107870132
1.28.2014	Wall Street Journal	**Cliffs Doesn't Pass the Hess Test – Heard on the Street** Online.wsj.com/news/articles/SB10001424052702303277704579349070015387200
1.28.2014	Wall Street Journal (MoneyBeat)	**Moody's Says Any Cliffs Natural Split Could Be Junk Rated** Blogs.wsj.com/moneybeat/2014/01/28/moodys-says-any-cliffs-natural-split-could-be-junk-rated/

Newswire

Release Date	Source	Article
3.7.2014	Bloomberg Businessweek	**Cliffs Says Casablanca Rejects Offer of Two Board Members** Businessweek.com/news/2014-03-07/cliffs-says-casablanca-rejects-offer-to-name-two-board-members
3.7.2014	Associated Press (via	**Cliffs Says Casablanca Turns Down Settlement Offer**

Local intranet | Protected Mode: Off

Newswire

Release Date	Source	Article
3.7.2014	Bloomberg Businessweek	**Cliffs Says Casablanca Rejects Offer of Two Board Members** Businessweek.com/news/2014-03-07/cliffs-says-casablanca-rejects-offer-to-name-two-board-members
3.7.2014	Associated Press (via Bloomberg)	**Cliffs Says Casablanca Turns Down Settlement Offer** Businessweek.com/ap/2014-03-07/cliffs-says-casablanca-turns-down-settlement-offer
3.7.2014	Reuters	**Cliffs Natural Says Activist Investor Rejects Offer to End Proxy Fight** Reuters.com/article/2014/03/07/cliffs-hedgefunds-idUSL3N0M441H20140307
1.28.2014	Bloomberg	**Cliffs Investor Casablanca Urges Spinoff With Higher Payout** Bloomberg.com/news/2014-01-28/cliffs-investor-casablanca-urges-spinoff-higher-dividend.html

Trade/Business Publications

Release Date	Source	Article
3.19.2014	DealReporter	**Cliffs Shareholders Mixed on Casablanca – Analysis** URL: Dealreporter.com/info/
3.7.2014	Law 360	**Activist Spurns Cliffs' Compromise In Favor Of Proxy Fight** URL: Law360.com/articles/516309/activist-spurns-cliff-s-compromise-in-favor-of-proxy-fight
3.7.2014	Breakingviews	**Same Old Story** URL: Breakingviews.com/beautiful-friendships-with-activists-ending-fast/21135441.article
3.7.2014	The Street	**Activist Takes Aim At Cliffs Natural Resources** URL: Thestreet.com/story/12521536/1/activist-takes-aim-at-cliffs-natural-resources.html
3.7.2014	Creamer's Mining Weekly	**Activist Cliffs shareholder rejects settlement offer** URL: Miningweekly.com/article/activist-cliffs-shareholder-rejects-settlement-offer-2014-03-07

CLIFFS

Annual Meeting | Your Vote | Shareholder Letters | Media | SEC Filings | Contacts

- Home
- Your Vote
- Voting Process
- Meeting Information
- Shareholder Letters
- Media
- SEC Filings
- Contacts


CLIFFS

Cliffs Natural Resources > Home > Annual Meeting > SEC Filings

SEC Filings

PDF downloads of applicable SEC filings are listed below. A complete list of Cliffs SEC filings, along with other corporate governance resources, is available on our Investors site.

Date Filed	Filing Type	Filing Description	Download as PDF
6.12.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	200 KB
6.11.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	100 KB
6.10.2014	DEFC14A	Proxy Statment - Contested Solicitations (definitive)	560 KB
6.09.2014	PREC14A	Proxy Statement - Contested Solicitations (preliminary)	905 KB
6.05.2014	PREC14A	Proxy Statement - Contested Solicitations (preliminary)	853 KB
5.30.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	120 KB
5.28.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	545 KB
5.14.2014	PRE 14A	Additional Proxy Soliciting Materials (definitive)	1.0 MB
4.25.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	787 KB
4.22.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	564 KB
3.20.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	1.5 MB

Local intranet | Protected Mode: Off

5.30.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	120 KB
5.28.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	545 KB
5.14.2014	PRE 14A	Additional Proxy Soliciting Materials (definitive)	1.0 MB
4.25.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	787 KB
4.22.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	564 KB
3.20.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	1.5 MB
3.07.2014	PREC14A	Proxy Statement - Contested Solicitations (preliminary)	1.1 MB
3.07.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	1.3 MB
3.07.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	79 KB
3.07.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	83 KB
2.21.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	91 KB
2.14.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	87 KB
2.13.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	77 KB
2.13.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	85 KB
2.12.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	68 KB
1.28.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	87 KB
1.28.2014	DEFA14A	Additional Proxy Soliciting Materials (definitive)	79 KB

200 Public Square, Suite 3300, Cleveland, OH 44114-2544 - Phone: 216-694-5700


CLIFFS

Contacts

The contacts listed below are available for media, investor relations or proxy solicitation inquires. In addition, J.P. Morgan and Bank of America Merrill Lynch are acting as financial advisors to Cliffs in this matter, and Wachtell, Lipton, Rosen & Katz and Jones Day are acting as legal counsel.

Investor Relations

Name	Title	Company	E-mail Address	Phone Number
Jessica Moran	Director, Investor Relations	Cliffs Natural Resources Inc.	jessica.moran@cliffsnr.com	216.694.6532
Jordan Kovler	Proxy Solicitation	D.F. King & Co., Inc	jkovler@dfking.com	212.493.6990

Media Relations

Name	Title	Company	E-mail Address	Phone Number
Patricia Persico	Director, Global Communications	Cliffs Natural Resources Inc.	patricia.persico@cliffsnr.com	216.694.5316
Meaghan Repko	Partner	Joele Frank	mrepko@joelefrank.com	212.895.8668
Andrea Rose	Managing Director	Joele Frank	arose@joelefrank.com	212.355.4449